UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 13, 2012
  ____________________________________________________________________________________________

Energizer Holdings, Inc.
(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
533 Maryville University Drive
St. Louis, Missouri 63141
(Address of principal executive offices)
Registrant's telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2012, the Nominating and Executive Compensation Committee (the “Committee”) of the Board of Directors of Energizer Holdings, Inc. (the “Company”) determined the performance metrics that will be used for (i) the Company's long-term performance incentive program of restricted stock equivalent grants and (ii) the Company's short-term performance incentive program, the annual bonus program.
For the fiscal year beginning October 1, 2012, the Committee determined that long-term performance incentive awards granted to the Company's executive officers will be based on three new metrics. First, the initial amount of the award will be based on two new metrics:

•	cumulative EBITDA, to reward growth in core operating earnings; and

•	return on invested capital, to support the Company's focus on cash flow, including improved working capital performance, and emphasize the importance of capital allocation decisions.

These metrics will be weighted equally. Once the initial award amount is determined, the performance equivalent awards will then be subject to adjustment based on a third new metric, the Company's relative total shareholder return (“TSR”) during the three year performance period based on a relevant group of industrial and consumer goods companies which will be determined by the Committee. If the TSR is below the 50th percentile for the performance period, the performance equivalent awards will be adjusted downward on a proportionate graduated scale up to a maximum negative adjustment of 20%. If the TSR is between the 50th and 75th percentile for the performance period, the performance equivalent awards will not be adjusted. If the TSR is between the 75th and 100th percentiles, the performance equivalent awards would be adjusted upward on a proportionate graduated scale up to a maximum positive adjustment of 20%. In no event would the adjustment increase an award above a stretch opportunity to be defined by the Committee. The metrics for the performance equivalent awards would be subject to adjustment, including for significant transactions.
As in previous years, the Company's long-term incentive program will also include a time-based restricted stock equivalent component. As in the past, 70% of the total award would be based on the performance metrics described above, and 30% of the total award would vest on the third anniversary of the grant if the executive remains a Company employee as of that date.
With respect to the Company's annual bonus program for the fiscal year beginning October 1, 2012, the Committee determined that annual bonus awards for the Company's executive officers would be based on the following metrics:

•
company-wide cost savings associated with restructurings, which will constitute 20% of the weighting, to focus on delivering the cost savings to investors announced by the Company and will be deferred pending achievement of the cost savings;

•	adjusted earnings per share, which will constitute 30% of the weighting, to encourage the executives to deliver on bottom-line results;

•	company-wide pre-tax operating profit, which will constitute 30% of the weighting, to reward operating performance; and

•	net working capital as a percentage of sales, which will constitute 20% of the weighting, to encourage improved management of working capital.

In addition to the changes above, the Committee also determined:

•	to terminate the Energizer Holdings, Inc. Executive Health Plan, effective December 31, 2012; and

•
to remove the Company match on qualifying bonus deferrals made in the Energizer Holdings, Inc. Deferred Compensation Plan, and to eliminate the opportunity for executives to defer portions of their salary and bonus compensation, effective following fiscal year 2012.

Item 7.01. Regulation FD Disclosure.
On September 18, 2012, the Company issued a press release announcing its initial assessment of savings associated with the previously announced cost savings initiative and changes to the Company's executive compensation program. A copy of the press release is furnished hereto as Exhibit 99.1 hereto.
On September 18, 2012, the Company also posted a Working Capital Comparative calculation on its website to provide additional information to investors regarding its previously announced net working capital initiative. A copy of the Working Capital Comparative schedule is furnished as Exhibit 99.2 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
See Exhibit index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: September 18, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 18, 2012
99.2	Working Capital Comparative dated September 18, 2012